Exhibit 10.85a

Certain confidential information contained in this document, marked by brackets and the word “Redacted” ([REDACTED]), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

COMPOUND TRANSFER AND DEVELOPMENT AGREEMENT

This COMPOUND TRANSFER AND DEVELOPMENT AGREEMENT (the “Agreement”) is entered into and effective as of July 26, 2006 (the “Effective Date”), by and between Gene Logic Inc. (“GLGC”), a Delaware corporation with a principal address at 610 Professional Drive, Gaithersburg, MD 20879, and Millennium Pharmaceuticals, Inc., (“MLNM”), a Delaware corporation with a principal address at 40 Landsdowne Street, Cambridge, MA 02139 (each a “Party” and collectively, the “Parties” to this Agreement).

A.           GLGC and MLNM have entered into that certain Amended and Restated Compound Development Agreement (the “Evaluation Agreement”) dated as of July 13, 2005, under which GLGC agreed and has performed an evaluation to assess disease indications for “MLN 4760” (as defined below).

B.           The Parties desire to enter into an arrangement on the terms and conditions set forth in this Agreement, whereby MLNM agrees to license rights to the Development Candidate (as defined below) to GLGC, and GLGC agrees to pursue commercial development of the Development Candidate.

In consideration of the undertakings of the Parties in the Evaluation Agreement, and the mutual covenants and promises of the Parties set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows, intending to be legally bound:

1.           DEFINITIONS.  Whenever used in this Agreement, the terms defined in this Section 1 will have the meanings specified below.

1.1           “Affiliate” means any corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of MLNM or GLGC; any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by MLNM or GLGC or any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of MLNM or GLGC.

1.2           “Biotherapeutic Compound” means any molecule that has a molecular weight in excess of 1500 Daltons and that is covered by, or is developed through activities covered by, MLNM Research Tool Patents.

1.3           “Biotherapeutic Rights” means the rights to research, develop and/or commercialize a Biotherapeutic Compound.

1.4           “Compound” means (a) MLN 4760; (b) any other compound covered by a Valid Claim under MLNM Patent Rights; (c) any compound made under GLGC’s development hereunder; (d) any metabolite, ester, salt, hydrate, solvate, polymorph, stereoisomer, prodrug, or formulation of the foregoing described in (a), (b), or (c); and (e) any product that has as an active ingredient (a), (b), (c), or (d).

1.5           “Development Arrangement” means an arrangement, memorialized by written agreement, between GLGC and a third party related to the development and/or commercialization of a Development Candidate in which such third party owns a material interest in the success of such Development Candidate.

1.6           “Development Candidate” means any Compound or Biotherapeutic Compound that is developed by GLGC alone or by a third party (with or without the participation of GLGC) under a Development Arrangement.

1.7           “Development Product” means a Development Candidate that has received Marketing Approval in any country or region.

1.8           “End of Regulatory Exclusivity” means the day after marketing approval could be granted by the FDA in the relevant country to a company other than GLGC, its Affiliate, a party to a Development Arrangement, or a sublicense or successor thereof on a product that has the same active ingredient as the Development Product.

1.9           “FDA” means the United States Food and Drug Administration, any successor agency thereof, or any equivalent agency in a foreign country/region (e.g. EMEA in Europe).

1.10           “First Commercial Sale” means the first sale for use in consumption by the general public of a Development Product in a country after its regulatory approval.

1.11           “GLGC Development Field” means the prevention, diagnosis, and treatment of any human disease other than Oncology Diseases (as that term is defined below).  Notwithstanding the previous sentence, it is understood that GLGC will be restricted from developing a Development Candidate for the treatment of Type 1 Diabetes, Type 2 Diabetes and Obesity as specified in the existing Separation Agreement between MLNM and Abbott Laboratories, dated August 8, 2003, which restriction shall expire and be inapplicable and unenforceable hereunder as of September 29, 2008.

1.12           “IND” means an Investigational New Drug application filed with the FDA in conformance with applicable laws and regulations in the United States, and the equivalent thereof in jurisdictions outside the United States.

1.13           “Marketing Approval” means the final approval received from the United States FDA or equivalent regulatory authority for a Development Candidate in the applicable country or region, immediately following which such Development Candidate may be subject to the First Commercial Sale in such country or region.

1.14           “MLN 4760” means the chemical compound known as MLN 4760 and more fully described as (S,S)-2-[1-carboxy-2-[3-(3,5-dichlorobenzyl)-3H-imidazol-4-yl]-ethylamino]-4-methylpentanoic acid.

1.15           “MLN 4760 Program Documents” means the documents listed on Schedule 1.15.

1.16           “MLNM Patent Rights” means U.S. Patent 6,632,830 and U.S. Patent 7,045,532 and any related foreign patents and patent applications related thereto, including (a) any continuation, continuation-in-part, divisional, resissue, reexamination or extension thereof, (b) any patent issued from any such applications, and (c) all inventions claimed in any of the foregoing.

1.17           “MLNM Research Tool Patents” means the U.S. Patents listed in Schedule 1.17 and any related foreign patents and patent applications related thereto, including (a) any continuation, continuation-in-part, divisional, resissue, reexamination or extension thereof, (b) any patent issued from any such applications, and (c) all inventions claimed in any of the foregoing.

1.18           “Net Sales” means the gross invoiced sales by GLGC or its Affiliates or sublicensee for sales or other commercial disposition of a Development Product to a third party customer (including Recognized Agents), less the following deductions with respect to such sales: (a) any rebates, quantity, trade and cash discounts, and other usual and customary discounts to customers actually allowed or taken; (b) compulsory payments and rebates, actually paid or deducted; (c) retroactive price reductions, credits or allowances actually granted upon rejections or returns of sold Development Products, including for recalls or damaged goods; (d) deductions for actual bad debts to the extent relating to the Development Product; (e) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Development Products, to the extent included in the gross sales price; and (f) sales taxes, excise taxes, consumption taxes, use taxes, withholding taxes, import/export duties or other governmental charges actually due or incurred with respect to sales of Development Product including without limitation value-added taxes; (g) charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their respective agencies, purchasers or reimbursers; all of the deductions in the foregoing clauses (a)-(g) as incurred in the ordinary course of business in type and amount consistent with good industry practice and determined in accordance with generally accepted accounting principles on a basis consistent with GLGC’s audited consolidated financial statements.  For sake of clarity and avoidance of doubt, sales by GLGC, its Affiliates or sublicensees of a Development Product to Recognized Agents of such Development Product in a given country shall be considered a sale to a third party customer.

If a Development Product is sold in any country in a form which physically or chemically combines one or more therapeutically active ingredients to the Compound component of a Development Product (“Combination Products”), the Net Sales will be calculated by multiplying the actual Net Sales of the Combination Product by the fraction A/(A+B), where A is the average invoice price in the applicable country of the Development Product when comprising the Compound component only in a comparable formulation, and B is the sum of the average invoice prices in the applicable country of all other therapeutically or prophylactically (non-Compound) active ingredients or products in the Combination Product sold separately in a comparable formulation, during the applicable calendar year.  If A or B cannot be determined because values for the Development Product or the other active ingredients sold alone are not available in a particular country, then A or B, as the case may be, shall be the weighted average of the prices (in effect with respect to the period for which royalties are being calculated hereunder) at which the Development Product (when comprising the Compound component only) or the other (non-Compound) active ingredients are sold alone in the dosage included in the Combination Product in comparable markets.  In the event that no Development Products (when comprising the Compound component only) or other (non-Compound) active ingredients are sold alone in any country, the Parties shall negotiate in good faith an allocation of the fair market value of the Compound component of Development Product in the Combination Product.  If the Parties are unable to reach agreement then the matter shall be referred to a person suitably qualified to determine the matter (as appointed by agreement of the Parties).  Such person shall act as an expert and not as an arbitrator and his or her decision shall be binding on the Parties (save in the case of negligence or manifest error) including as to the proportions in which the Parties should pay the expert’s fees.

1.19           “Obesity” means the condition of excess body fat (adipose tissue), in accordance with the National Institutes of Health Federal Obesity Clinical Guidelines for adults, whereby body mass index calculated by dividing body mass in kilograms by height in meters squared is equal to or greater than twenty-five (25) (for purposes of this definition, Obesity shall include an overweight condition in accordance with the above guidelines and comparable obesity and overweight condition in children).

1.20           “Oncology Diseases” means the prevention, diagnosis, and treatment of oncological diseases (including modulation of tumor angiogenesis).

1.21           “Phase IIA Clinical Trial” means a pilot clinical trial in human beings to evaluate efficacy in selected populations of patients with the disease or condition to be treated, diagnosed or prevented, with a focus on demonstrating absorption, metabolic effect and potential pharmacodynamic of such pharmaceutical product.

1.22           “Phase III Clinical Trial” means a clinical trial in human beings that is conducted after preliminary evidence suggesting effectiveness of a pharmaceutical product has been obtained, is of appropriate size and design to establish that such pharmaceutical product is safe and effective for its intended use, to define warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, and to support Marketing Approval of such pharmaceutical product.

1.23           “Program Materials” means those materials listed on Schedule 1.23.

1.24           “Proprietary Information of Gene Logic” means all information about any element of GLGC’s business or technology disclosed by GLGC to MLNM and designated “Proprietary” or “Confidential” in writing by GLGC at the time of disclosure to MLNM or within 30 days thereafter.

1.25           “Proprietary Information of MLNM” means all information about any element of MLNM’s business or technology disclosed by MLNM to GLGC and designated “Proprietary” or “Confidential” in writing by MLNM at the time of disclosure to GLGC or within 30 days thereafter.

1.26           “Recognized Agent” means any third party that is engaged by GLGC, its Affiliates, a party to a Development Arrangement, and/or a sublicensee or successor thereof, to market and/or distribute in the normal course of business a Development Product in a particular country in the world on a commission or non-commission basis.

1.27           “Specific Compound” means a Compound whose a) chemical structure is specifically disclosed in the MLNM Patent Rights and b) any metabolite, ester, salt, hydrate, solvate, polymorph, stereoisomer, prodrug, or formulation of (a) and any product that has as an active ingredient (a) or (b).  Specific Compound refers to a particular chemical entity (by a formula or a diagram) and does not mean a compound that is described in the MLNM Patent Rights only by a generic chemical name or formula.

1.28           “Type 1 Diabetes” means insulin-dependent diabetes mellitus as diagnosed according to criteria published in the Report of the Expert Committee on the Diagnosis and Classification of Diabetes Mellitus (Diabetes Care, Vol. 24, Supp. 1, January 2001) whereby fasting plasma glucose level is greater than or equal to 126 milligrams per deciliter and for which the primary cause is beta-cell destruction.

1.29           “Type 2 Diabetes” non-insulin-dependent diabetes mellitus as diagnosed according to criteria published in the Report of the Expert Committee on the Diagnosis and Classification of Diabetes Mellitus (Diabetes Care, Vol. 24, Supp. 1, January 2001) whereby fasting plasma glucose level is greater than or equal to 126 milligrams per deciliter.

1.30           “Upfront Consideration” means any cash or other consideration paid to GLGC under a Development Arrangement and that is received by GLGC prior to the occurrence of the first milestone event set forth in the chart in Section 5.1.1.

1.31           “Valid Claim” means a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) of any patent application that has not been cancelled, withdrawn or abandoned or been pending for more than seven (7) years.

2.	TRANSFER; CONSULTING SERVICES

2.1           Transfer of MLN 4760.  No later than thirty (30) days after the Effective Date, MLNM will transfer by shipment to GLGC all of the MLN 4760 supply that MLNM possesses as of the Effective Date, which is a supply of at least ten (10) kilograms of MLN 4760, except that MLNM will retain 200 grams of MLN 4760 for research purposes only.  MLNM’s shipment of MLN 4760 will be provided “as is” without guarantee as to purity and quality.  MLNM will, to the extent known by MLNM, notify GLGC of any applicable handling, storage, use or disposal requirements and warnings of any safety or health hazards presented by the possession, storage, handling use or disposal of MLN 4760.  MLNM represents and warrants that:  (i) it has the right to provide MLN 4760 under this Agreement; and (ii) it has complied with all applicable laws, rules and regulations with respect to the use, storage, handling and disposal of MLN 4760.  Upon receipt, GLGC will have full and complete ownership of all such MLN 4760, and shall be free to use any such MLN 4760 in accordance with the rights granted under this Agreement.

2.2           Transfer of Program Materials.  No later than thirty (30) days after the Effective Date, MLNM will transfer by shipment to GLGC the Program Materials in the amounts specified in Schedule 1.23.  MLNM’s shipment of Program Materials will be provided “as is” without any warranty or guarantee as to purity and quality.  Upon receipt, GLGC will have full and complete ownership of all such Program Materials, and shall be free to use any such Program Materials in accordance with the rights granted under this Agreement.

2.3           Transfer of MLN 4760 Program Documents.  No later than thirty (30) days after the Effective Date, MLNM will transfer to GLGC all of the MLN 4760 Program Documents.  The MLN 4760 Program Documents shall include documents that MLNM possesses and are believed by MLNM to be pertinent to the development of MLN 4760.  MLNM represents that it is not aware of any other documents that are pertinent to the development of MLN 4760, other than the MLN 4760 Program Documents.  Should MLNM become aware, of any additional documents that it believes are pertinent to the development of MLN 4760, MLNM will promptly notify GLGC and, if in MLNM’s possession or reasonably available to it, forward such documents to GLGC.  Should GLGC notify MLNM of a document relating to MLN 4760 that it reasonably expected would be part of the MLN 4760 Program Documents and that GLGC in good faith believes are pertinent to its development efforts for one or more Development Candidates but that were not provided by MLNM under this Section 2.3, MLNM will use reasonable efforts to promptly investigate GLGC’s notice and, if in MLNM’s possession or reasonably available to it, forward such document to GLGC.

2.4           MLNM Release; MLNM Consulting Services.

2.4.1                      Release.  MLNM shall and hereby does grant permission for certain specified individuals (the “Released Individuals”) to disclose Proprietary Information of MLNM that may be known to each of them relating specifically to one or more Development Candidates, provided that such disclosure shall be to GLGC or entities under obligations of confidentiality to GLGC where such disclosures will be treated as confidential information of GLGC.  For the purpose of this Section 2.4.1., the Released Individuals are:  [REDACTED].  Any services rendered by the Released Individuals shall be at GLGC’s expense, as determined by GLGC and such Released Individuals.  MLNM shall have no obligation to obtain any consent from any Released Individuals to consult with GLGC, however MLNM hereby agrees to send a written letter to each of the Released Individuals in the substantive form attached hereto as Exhibit 2.4.1.  Furthermore, MLNM shall bear no responsibility (for misrepresentation, falsity or otherwise) to GLGC or any third party with respect to any disclosures made by a Released Individual to GLGC or a third party, and GLGC hereby waives any warranty, express or implied, regarding the same.  GLGC will hold harmless and indemnify MLNM for any harm or damage resulting from its use of the information provided by the Released Individuals under this Section 2.4.1.

2.4.2                      MLN 4760 Program Consultation.  At GLGC’s prior written request, MLNM shall use commercially reasonable efforts to provide GLGC up to ten (10) hours of consultation services related to historical knowledge of the MLN 4760 Program, with the understanding that such consultation will be based upon MLNM’s specific experience with or actual knowledge of MLN 4760.  Such consultation shall be performed by [REDACTED]., or such other individual(s) mutually agreed to by the Parties.  Such MLNM consultant(s) will have no direct contact with any person or company other than GLGC.  GLGC shall request consultation by submitting in advance written questions or topics.  The ten (10) hours will include preparation time and meeting time.  GLGC will pay MLNM for consulting services in support of the Development Program at a rate of$200/hour, which amounts will be invoiced by MLNM to GLGC.  GLGC will pay all such undisputed invoiced amounts within thirty (30) days of its receipt of such invoice.  GLGC shall accept the consultation and information provided by MLNM under this Section 2.4.2 “as is” and hereby waives any warranty, express or implied, regarding the same.  GLGC will hold harmless and indemnify MLNM and its employees for any harm or damage resulting from its use of the consultation and information provided by MLNM under this Section 2.4.2.

2.4.3                      MC4 Consultation.  At GLGC’s prior written request, MLNM shall use commercially reasonable efforts to provide GLGC up to twenty (20) hours of consultation services related to GLGC’s efforts at developing an MC4 antagonist program, including historical knowledge of MLNM’s MC4 program.  Such consultation shall be performed by either [REDACTED], or such other individual(s) mutually agreed to by the Parties.  Such MLNM consultant(s) will have no direct contact with any person or company other than GLGC.  GLGC shall request consultation by submitting in advance written questions or topics.  The twenty (20) hours will include preparation time and meeting time.  GLGC will pay MLNM for consulting services in support of the Development Program at a rate of$200/hour, which amounts will be invoiced by MLNM to GLGC.  GLGC will pay all such undisputed invoiced amounts within thirty (30) days of its receipt of such invoice.  GLGC shall accept the consultation and information provided by MLNM under this Section 2.4.3 “as is” and hereby waives any warranty, express or implied, regarding the same.  GLGC will hold harmless and indemnify MLNM and its employees for any harm or damage resulting from its use of the consultation and information provided by MLNM under this Section 2.4.3.

2.4.4                      MLNM Contact Person for Arranging Consultation.  Requests for consultation under Sections 2.4.2 and 2.4.3 shall be made through [REDACTED] or such other contact person as may be designated by MLNM.

2.4.5                      Employment Contingency.  With respect to any particular consultant, MLNM’s obligations under Sections 2.4.2 and 2.4.3 are contingent upon the consultant’s continued employment by MLNM.  If the employment of any such consultant is terminated with MLNM prior to the fulfilment of the applicable consulting service, then MLNM will designate such employee as a Released Individual under Section 2.4.1, and further MLNM will release such employee from any post-employment restrictions to the extent that such restrictions would prevent such employee from consulting for GLGC as contemplated under this Agreement.

3.	PROGRAM DEVELOPMENT; UPFRONT CONSIDERATION

3.1           Diligence.  Beginning on the date thirty (30) months after the Effective Date, GLGC shall use commercially reasonable efforts to develop and commercialize one or more Development Candidates, either itself or in conjunction with one or more third parties as it sees fit.  Nothing in the preceding sentence will restrict GLGC from using commercially reasonable efforts prior to the date thirty (30) months after the Effective Date.

3.1.1                      If GLGC enters into a Development Arrangement prior to GLGC (or the entity with whom GLGC entered such Development Arrangement) filing an IND for a Development Candidate, GLGC will provide MLNM with [REDACTED] percent ([REDACTED]) of any Upfront Consideration that GLGC obtains from such a transaction, which amount shall not exceed a total cap of: (a) [REDACTED] if such Development Arrangement does not include a transfer of Biotherapeutic Rights; or (b) [REDACTED] if such Development Arrangement does include a transfer of Biotherapeutic Rights.  Such obligation will be in addition to the milestones and royalties set forth in Sections 5.1 and 5.2.

3.1.2                      If GLGC enters into a Development Arrangement subsequent to GLGC (or the entity with whom GLGC entered such Development Arrangement) filing an IND for a Development Candidate, but prior to GLGC completing a Phase IIA Clinical Trial for such Development Candidate, GLGC will provide MLNM with [REDACTED] percent ([REDACTED]) of any Upfront Consideration that GLGC obtains from such a transaction, which amount shall not exceed a total cap of: (a) [REDACTED] if such Development Arrangement does not include a transfer of Biotherapeutic Rights; or (b) [REDACTED] if such Development Arrangement does include a transfer of Biotherapeutic Rights.  Such obligation will be in addition to the milestones and royalties set forth in Sections 5.1 and 5.2.

3.1.3                      If GLGC enters into a Development Arrangement subsequent to a Phase IIA clinical study (or Phase III Clinical Trial if no Phase IIA Clinical Trial is pursued) for such Development Candidate, GLGC will have no financial obligations other than the milestones and royalties set forth below.

3.1.4                      GLGC shall pay MLNM the portion of Upfront Consideration that is due under Sections 3.1.1 and 3.1.2 within 30 days after the Upfront Consideration is received by GLGC, provided that if the Upfront Consideration that GLGC receives is in a form other than cash, then GLGC shall pay MLNM the portion of Upfront Consideration as cash in an amount that is equal to the fair market value of such Upfront Consideration at the time of receipt, which amount shall be mutually agreed to by the Parties.  Accordingly, the Parties will work in good faith for thirty (30) days to agree on the fair market value of such Upfront Consideration based on industry comparables.  If the Parties cannot successfully reach agreement in such period, either Party may request in writing that the Parties select a mutually agreed expert to determine the fair market value.  If the Parties cannot agree on an expert within thirty (30) days after initiating the selection procedure, either Party may request the American Arbitration Association (“AAA”) office in New York, NY to appoint an arbitrator to select such an expert on behalf of the Parties in accordance with the commercial arbitration rules of AAA.

3.2           Annual Reports.  Within 30 days after each annual anniversary of the Effective Date, GLGC will provide to MLNM a written progress report, which will describe in summary GLGC’s activities related to one or more Development Candidates.

4.	LICENSES; PROPRIETARY RIGHTS

4.1           Exclusive License to GLGC.  MLNM shall and hereby does grant to GLGC an exclusive worldwide license, with rights to sublicense, under the MLNM Patent Rights and the MLNM Research Tool Patents to develop, make, use, have made and sell Development Candidates in the GLGC Development Field, except that the rights granted under the MLNM Research Tool Patents shall not include rights relating to targets other than ACE2.  The License described in this Section 4.1 is subject to the rights retained by MLNM as described in Section 4.4.

4.2           Representations by Millennium.  MLNM represents and warrants that except for the MLNM Patent Rights and the MLNM Research Tool Patents, as of the Effective Date, MLNM does not own any other inventions, patents or patent applications that are reasonably necessary to develop, make, use, have made, and sell Development Candidates in the GLGC Development Field.  In the event of a breach of the representation in this Section 4.2 where MLNM knew or should have known as of the Effective Date that an invention, patent or patent application other than a MLNM Patent Right or MLNM Research Tool Patent was reasonably necessary for the purposes described hereunder, without limiting any other rights or remedies of GLGC, MLNM will and hereby does grant to GLGC a non-exclusive worldwide license, with the right to sublicense, under MLNM’s interest in such invention, patent or patent application, to develop, make, use, have made and sell Development Candidates in the GLGC Development Field.

4.3           Nonexclusive License to GLGC to Intellectual Property Made by MLNM Consulting Services.   Inventions, discoveries, know-how, and information generated by MLNM employees under Section 2.3.2 and Section 2.3.3 shall be owned by MLNM (“MLNM Consulting IP”).  MLNM hereby agrees to grant and does grant GLGC a non-exclusive worldwide license, with rights to sublicense, under any MLNM Consulting IP, to develop, make, use, have made, and sell Development Candidates in the GLGC Development Field.

4.4           MLNM Retained Rights and Restrictions.

4.4.1                      MLNM shall retain the non-exclusive right in the GLGC Development Field under the MLNM Patent Rights to (a) research, develop, make, use, have made and sell Compounds made by MLNM other than Specific Compounds and (b) for research purposes only, make, have made and use Specific Compounds.

4.4.2                      MLNM shall retain the non-exclusive right in the GLGC Development Field under the MLNM Research Tool Patents to conduct research.

4.4.3                      Notwithstanding Sections 4.4.1 and 4.4.2 above, for the life of the MLNM Patent Rights, MLNM agrees and hereby represents that it shall not a) in the GLGC Development Field, use an ACE2 enzyme assay or ACE2 binding assay as a primary screen to select a Compound for development or commercialization, b) develop, make, use, have made or sell any Specific Compound, or c) develop, make, use, have made or sell any Compound with the intent of marketing such Compound solely as an ACE2 inhibitor provided that any ACE2 inhibition exhibited by such Compound shall have a lesser, secondary contribution to the efficacy as compared to the Compound’s primary mechanism of efficacy.

4.5           No Implied Licenses.  Inventions and all other technology made solely by GLGC in its development of one or more Development Candidates will be owned by GLGC.  MLNM shall not have an implied license to any invention made solely by GLGC, and nothing in Section 4.4 above is intended to grant or imply any such license.  GLGC shall not have an implied license to any inventions or other technology made solely by MLNM in the exercise of its rights described in Section 4.4, which inventions and other technology shall be owned by MLNM.

4.6           Non-Exclusive License to MLNM to Jointly-Made Inventions.  Inventions and all other technology made jointly by GLGC and MLNM pertaining to GLGC’s development of one or more Development Candidates shall be owned by GLGC, and MLNM shall have a non-exclusive license to use such inventions and technology for any purpose subject to the restrictions set forth in Section 4.4.

5.	FEES AND PAYMENTS

5.1           Milestones.

5.1.1           GLGC will make the following non-refundable, non-creditable payments in the amounts set forth below within 30 days of the occurrence of the following events:

Milestone Event	Milestone Payment
Completion of Phase IIA Clinical Trial	[REDACTED]
First subject enrolled in first Phase III Clinical Trial	[REDACTED]
Marketing Approval of Product	[REDACTED]

GLGC will only pay a milestone for the first time that a particular milestone event is achieved for a Development Candidate on an indication by indication basis.  However, and as an example, if GLGC initiates two Phase III trials for different therapeutic indications for a Development Candidate, GLGC will be obligated to pay [REDACTED] upon enrollment in each of such trials, for a total of [REDACTED] to be paid to MLNM.

5.1.2           In addition to the milestones set forth in Section 5.1.1, GLGC will make the following non-refundable, non-creditable payments in the amounts set forth below within 30 days of the occurrence of the following events related to a Development Candidate that incorporates a Biotherapeutic Compound:

Milestone Event	Milestone Payment
Filing of an IND	[REDACTED]
Completion of Phase I Clinical Trial	[REDACTED]

GLGC will only pay such milestone for the first time that a particular milestone event is achieved for a Development Candidate that incorporates a Biotherapeutic Compound on an indication by indication basis.  However, and as an example, if GLGC files two INDs for different therapeutic indications for a single Development Candidate incorporating a Biotherapeutic Compound, GLGC will be obligated to pay [REDACTED] to MLNM.

5.2           Royalties.  GLGC will pay to MLNM a royalty based on aggregate, worldwide Net Sales of each Development Product for each calendar year as follows:

5.2.1                      [REDACTED]% of aggregate, worldwide Net Sales of a Development Product for such calendar year that are less than or equal to [REDACTED];

5.2.2                      [REDACTED]% of aggregate, worldwide Net Sales of a Development Product for such calendar year that are greater than [REDACTED] and less than or equal to [REDACTED];

5.2.3                      [REDACTED]% of aggregate, worldwide Net Sales of a Development Product for such calendar year that are greater than [REDACTED] and less than or equal to [REDACTED];

5.2.4                      [REDACTED]% of aggregate, worldwide Net Sales of a Development Product for such calendar year that are greater than [REDACTED].

5.3           Royalty Payments.  GLGC will pay the royalties under Section 5.2 to MLNM within 60 days of the end of each calendar quarter.  Each such payment will be accompanied by a detailed calculation of the Net Sales and the royalties due thereon, including the destination of such sales grouped with subtotal detail showing the country and state locations.  GLGC will provide any additional documentation to support the royalty calculation as is reasonably requested by MLNM, subject to confidentiality obligations that may be owed to third parties with respect to information used in those calculations.  The rate of exchange to be used in computing Net Sales generated in currency other than U.S. Dollars and the amount of currency equivalent in U.S. Dollars due to GLGC will be made at the rate of exchange, calculated as the average of the sales and the purchase exchange rate, quoted for the close of business on the last day of business of the applicable royalty period in The Wall Street Journal, Eastern Edition.

5.4           Royalty Term.  Royalties on Development Products shall be payable on a country-by-country and Development Product-by-Development Product basis until the later of (i) the expiration of the term of Millennium Patent Rights in each such country to the extent only that a Valid Claim of such Millennium Patent Rights exists in such country which covers the Development Product or the manufacture of the Development Candidate or (ii) [REDACTED] years after First Commercial Sale of the Development Product, provided however a) if the End of Regulatory Exclusivity for a particular Development Product in a particular country occurs during the [REDACTED] years after First Commercial Sale of the Development Product or immediately if regulatory exclusivity is unavailable in such country, the royalty rates described in Sections 5.2.3 and 5.2.4 above for such Development Product in such country will thereafter be reduced to [REDACTED]% of aggregate Net Sales, and b) [REDACTED] years after the First Commercial Sale of such Development Product in such country the royalty rates described in Sections 5.2.1 and 5.2.2 above will thereafter be reduced to [REDACTED]% and the royalty rates described in Sections 5.2.3 and 5.2.4 above will thereafter be reduced to [REDACTED]% of aggregate Net Sales of such Development Product in that country.

5.5           Non-Stacking and No Royalty Offsets.  Preexisting MLNM obligations related to a Development Candidate, including obligations to Abbott Laboratories, will be maintained by MLNM and will not affect GLGC’s milestone payments or royalty rates described above.  GLGC shall be responsible for any other third party obligations that may pertain to the development and commercialization of any Development Candidate, and GLGC shall not be entitled to deduct, for any reason, any portion of royalties paid to any such third party from royalties due to Millennium pursuant to this Agreement.

5.6           Taxes.  All amounts payable by GLGC to MLNM under this Agreement will be made, so long as payments are received in the United States, without deduction or withholding of any applicable sales, use and other taxes (except as provided in this Section 5.6 below) and all applicable export and import fees, customs, duties and similar charges.  However, in the event that any royalties or payments due to MLNM are subject to withholding income tax required by United States law to be paid to the United States government, the amount of such tax may be withheld from the applicable royalties or payment due MLNM.  GLGC shall promptly pay such tax on behalf of MLNM and shall furnish MLNM with a certificate of withholding tax as proof of payment that such tax was so deducted.  GLGC may not deduct any other withholding or any other governmental charges from the payments agreed upon under this Agreement.  GLGC shall maintain official receipts of payment of any such withholding taxes and shall forward such receipts to MLNM.

5.7           Method of Payment; Late Payments; Interest. Any payments due to MLNM under this Agreement will be made in U.S. Dollars by wire transfer to a bank account designated by MLNM.  Any portion of any fee or other amount payable under this Agreement that is not paid when due will accrue interest at one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, from the due date until paid.

5.8           Bookkeeping and Audit Rights. GLGC will maintain complete and accurate financial records in accordance with generally accepted accounting principles during the Term (as defined in Section 9.1) and for a period of one (1) year after the termination or expiration of this Agreement with respect to matters covered by this Agreement.  MLNM will have the right, at its own expense, upon reasonable prior notice, no more than once per year to engage an independent, nationally-recognized accounting firm to inspect and audit the records of GLGC solely with respect to matters covered by this Agreement, provided that if such inspection and audit reveals that GLGC has underpaid MLNM with respect to any amounts due and payable under this Agreement, GLGC will promptly pay such amounts as are necessary to rectify such underpayment, together with interest in accordance with Section 5.7.  If an inspection and audit reveal that any such underpayments are greater than [REDACTED] of the amount actually due for a calendar year, GLGC also will reimburse MLNM all of the costs for such inspection and audit.

6.	TREATMENT OF PROPRIETARY INFORMATION

6.1           Ownership of Proprietary Information.  The Parties acknowledge that during the Term, each Party will have access to certain of the other Party’s Proprietary Information.  Both Parties agree that all items of Proprietary Information are proprietary to the disclosing Party, and will remain the sole property of the disclosing Party.

6.2           Mutual Confidentiality Obligations.  Each Party agrees as follows: (a) to use Proprietary Information disclosed by the other Party only for the purposes described herein; (b) that such Party will not reproduce Proprietary Information disclosed by the other Party, and will hold in confidence and protect such Proprietary Information from dissemination to, and use by, any third party; (c) that neither Party will create any derivative work from Proprietary Information disclosed to such Party by the other Party; (d) to restrict access to the Proprietary Information disclosed by the other Party to such of its personnel, agents, and/or consultants, if any, who have a need to have access and who have been advised of and have agreed in writing to treat such information in accordance with the terms of this Agreement; and (e) to return or destroy all Proprietary Information disclosed by the other Party, at such other Party’s request, that is in its possession upon termination or expiration of this Agreement.

6.3           Exclusions.  Notwithstanding the foregoing, any information of a Party will not be deemed Proprietary Information with respect to the receiving Party for purposes of this Agreement if such information:

(a)           was already known or available to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use for the benefit of the disclosing Party or its Affiliates, at the time of disclosure to the receiving Party;

(b)           was generally available or known to parties reasonably skilled in the field to which such information pertains, or was otherwise part of the public domain, at the time of its disclosure to the receiving Party;

(c)           became generally available or known to parties reasonably skilled in the field to which such information pertains, or otherwise became part of the public domain, after its disclosure to the receiving Party through no fault of or breach of its obligations under this Section 6 by the receiving Party; or

(d)           was disclosed to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)           was independently discovered by the receiving Party or its Affiliates, without use of or reference to the disclosing Party’s Proprietary Information.

6.4           Permitted Disclosures.  Notwithstanding the foregoing, each Party may disclose Proprietary Information to the limited extent necessary (a) to comply with the order of a court of competent jurisdiction or other governmental body having authority over such Party, provided that the Party making the disclosure pursuant to the order will first have given notice to the other Party and made a reasonable effort to obtain a protective order; (b) to comply with applicable law or regulation requiring such disclosure; or (c) to establish a Party’s rights under this Agreement, including to make such court filings as it may be required to do.

6.5           Publicity.  Neither Party shall have the right to originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the transactions contemplated hereunder, without the prior written consent of the other Party, such consent not to be unreasonably withheld.  Such consent or the withholding of consent shall be communicated in writing to the requesting Party within a specified review period (“Review Period”) that is five (5) business days, with the exception that for an oral disclosure by a Party based on scripted material (such as a conference script) and the publicly disclosable facts set forth in the attached Exhibit 6.5 the Review Period shall be forty-eight (48) hours, and either Party may disclose the publicly disclosable facts in Exhibit 6.5 to respond to questions from analysts, investors, the media or other third parties without further review by the other Party (provided the other Party has previously reviewed and consented to scripted material that led to such questions), or as otherwise required by law.  The other Party’s failure to communicate in writing within the applicable Review Period shall be deemed that Party’s consent.  Either Party may publicly disclose without regard to the preceding requirements of this Section 6.5 information that was previously disclosed in a public disclosure that was in compliance with such requirements.  Nothing in this Section 6.5 shall be deemed to prevent GLGC from announcing publicly a) that it has entered into a Development Arrangement or achieved a development milestone on one or more Development Candidates or Development Products, or b) the status or strategy of its development efforts, including information related to disease indications being pursued.

7.	PROSECUTION AND MAINTENANCE OF PATENT RIGHTS; PATENT COSTS

7.1           Inventions Made Solely by GLGC.  GLGC shall be responsible, in its sole discretion and at its own expense, for the filing, prosecution and maintenance of all patents and patent applications made solely by GLGC.

7.2           Inventions Made Solely by MLNM.  MLNM shall have the first right and option to file and prosecute, at its own expense, patent applications claiming inventions made solely by MLNM as a result of the services MLNM provides under Sections 2.3.2 and 2.3.3 and other assistance provided under this Agreement.  If MLNM elects not to undertake the filing, prosecution and/or maintenance of any patent or patent application claiming such an invention, then MLNM shall notify GLGC of such election and GLGC shall be entitled to file, prosecute and/or maintain, at GLGC’s expense, such patent or patent application in the name of MLNM.

7.3           Inventions Made Jointly by GLGC and MLNM.  GLGC shall have the first right and option to file and prosecute, at its own expense, patent applications claiming inventions made jointly by GLGC and MLNM as a result of the development activities performed under this Agreement.  If GLGC elects not to undertake the filing, prosecution and/or maintenance of any patent or patent application claiming a jointly-made invention, then GLGC shall notify MLNM of such election and MLNM shall be entitled to file, prosecute and/or maintain, at MLNM’s expense, such patent or patent application.

7.4           MLNM Research Tool Patents.

7.4.1           At its sole cost and expense, GLGC shall prosecute and maintain the MLNM Research Tool Patents (including, at GLGC’s option, through the use of outside counsel).  The Parties will cooperate to ensure transfer of such prosecution and maintenance efforts to GLGC promptly following the Effective Date.  In addition, no later than thirty days following the Effective Date of the Agreement, MLNM shall execute a Power of Attorney in favor of one or more patent attorneys or agents designated by GLGC for the purpose of prosecuting the MLNM Research Tool Patents.  Once the Power of Attorney has been assigned to GLGC, GLGC thereafter shall promptly upon receipt forward to MLNM copies of any material correspondence received from the U.S.  or foreign patent offices with respect to the MLNM Research Tool Patents.  MLNM shall have the right to comment on and to discuss prosecution and maintenance activities with GLGC, and, if such comments and advice are timely offered by MLNM, GLGC shall consider the same in good faith, but shall not be obligated to implement any comments and advice so offered by MLNM.

7.4.2           If GLGC elects not to undertake the prosecution and/or maintenance of any patent or patent application within MLNM Research Tool Patents, then GLGC shall notify MLNM of such election and MLNM shall be entitled to prosecute and/or maintain, at MLNM’s expense, such patent or patent application.  Upon such election by GLGC not to prosecute or maintain such patent or patent application, the exclusive license granted to GLGC under Section 4.1 with respect to such patent or patent application shall convert to a non-exclusive license and MLNM shall have the right to use such patent or patent application for any purpose subject to the restrictions set forth in Section 4.4.3.

7.5           Cooperation.   Pursuant to Sections 7.2, 7.3 and 7.4, each party agrees to cooperate with the other with respect to the preparation, filing, prosecution and/or maintenance of patents and patent applications.  The party responsible for the preparation, filing, prosecution and/or maintenance of such patents and patent applications shall provide the other with copies of all material filings and material correspondences from the relevant patent office, and shall consider in good faith all comments from the other party pertaining to such filings and correspondences.

8.	THIRD PARTY INFRINGEMENT

8.1           Notice.  Each Party shall promptly notify in writing to the other Party during the term of this Agreement any suspected infringement of the MLNM Patent Rights or MLNM Research Tool Patents of which it becomes aware, and shall provide the other Party with all available evidence supporting such suspected infringement or unauthorized use.

8.2           Initial Right to Enforce.  Subject to Section 8.3 below, GLGC shall have the first right to initiate a suit or take other appropriate action that it believes is reasonably required to protect its interests in the GLGC Development Field and MLNM shall have the first right to initiate a suit or take other appropriate action that it believes is reasonably required to protect its interests outside the GLGC Development Field.

8.3           Step-In Right.  If a first party fails to initiate a suit or take other appropriate action that it has the first right to initiate pursuant to Section 8.2 above within 90 days after becoming aware of the basis for such suit or action, then the other party may, in its discretion, provide the first party with written notice of its intent to initiate suit or take action.  If the other party provides such notice and the first party fails to initiate suit or take other appropriate action within 30 days after receipt of such notice (which period may be extended an additional 30 days at the request of the first party provided such extension does not materially prejudice the rights of the other party), then the other party has the right to initiate suit or take other appropriate action that it believes is reasonably necessary to protect its interests.

8.4           Conduct of Certain Actions; Costs.   The party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to Sections 8.2 or 8.3.  If required under applicable law in order for the initiating party to initiate and/or maintain such suit, the other party shall join as a party to the suit.  The initiating party shall assume and pay all of its out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it, as well as the other party’s expenses unless the other party elects to retain its own counsel.  The other party will have the right to participate and be represented by its own counsel at its own expense.  Regardless of whether a party is joined in a suit or other proceeding, neither party shall enter into any settlement, consent judgment or other voluntary final disposition of any infringement action under this paragraph that would be materially prejudicial to the other party without the other party’s prior written consent which shall not be unreasonably withheld or delayed.  The proceeds of any such settlement, consent judgment or other voluntary final disposition under this paragraph will be applied in accordance with the principals set forth in Section 8.5 below.

8.5           Recoveries.  With respect to any suit or action referred to in Sections 8.2 and 8.3, any recovery obtained as a result of any proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(a)           first, the Parties shall be reimbursed for all costs incurred in connection with such proceeding paid by the Parties and not otherwise recovered;

(b)           second, any recovery for infringing activities in the GLGC Development Field shall be retained by GLGC;

(c)           third, any recovery for infringing activities relating to Oncology Diseases shall be retained by MLNM;

(d)           fourth, only if recovered in a suit initiated prior to September 30, 2008, any recovery for infringing activities relating to Obesity, Type 1 Diabetes or Type 2 Diabetes shall be retained by MLNM; and

(e)           fifth, any remainder shall be paid 75% to the party initiating the suit or action and 25% to the other party.

9.	TERM AND TERMINATION

9.1           Term.  Unless terminated earlier in accordance with the following provisions of this clause, this Agreement shall commence on the Effective Date and shall continue in effect until the later of (a) ten (10) years after the Effective Date, or (b) the last to expire claim in the MLNM Patent Rights, or (c) the end of the Royalty Term set forth in Section 5.4 (the “Term”).

9.2           Termination for Breach.  Any failure by a Party to comply with any of its material obligations contained in this Agreement shall entitle the Party not in default to give to the Party in default written notice specifying the nature of the default and requiring the defaulting Party to make good or otherwise cure such default.  If, after a Party’s receipt of notice pursuant to this Section 9.2, such default has not been cured within sixty (60) days (unless such Party can demonstrate good faith efforts to cure, in which case the default period shall be extended an additional 30 days) then the Party not in default shall be entitled, on written notice to the other Party and without prejudice to any other rights available to it by law or in equity, to terminate this Agreement with immediate effect.

9.3           Effect of Termination. Termination shall be without prejudice to the rights, remedies, obligations, and liabilities of either Party which may have accrued on or at any time up to the date of termination.  Breach or termination of this Agreement or of any right hereunder shall not give rise to a right by either Party to seek rescission of or to void or unwind under any theory the transactions contemplated under the Purchase Agreement, and shall have available to it the remedies provided by law other than those remedies.

9.4           Survival.  The provisions of Articles 6, 10, 11, 12, and 13 along with Sections 4.5, 5.8, and this Section 9.4, together with any definitions used or exhibits, schedules, or appendices referenced therein, shall survive any termination or expiration of this Agreement.

10.	INDEMNIFICATION; PROCEDURES

10.1           Indemnification.  Each Party hereby covenants and agrees to defend, indemnify and hold harmless the other Party, the other Party's affiliates, and their respective directors, officers, employees, successors and assigns (collectively, the “Indemnified Parties”) from and against all claims, suits, actions, liabilities, losses, costs, reasonable attorneys’ fees, expenses, judgments and damages incurred by any of them as a result of any claims by third parties in tort, contract or otherwise arising in any way out of (a) a breach of the Indemnifying Party's (defined below) representations and warranties hereunder, or (b) any gross negligence or wilful misconduct by or on behalf of the Indemnifying Party or its sublicensees; but excluding any such claim to the extent arising out of either the breach of a representation and warranty made by the Indemnified Party or the gross negligence of or wilful misconduct by any Indemnified Party.

10.2           Indemnification Procedures.  In the case of any claim asserted by a third party against an Indemnified Party, notice will be given by the Indemnified Party to the Party obligated to provide indemnification under Section 10.1 (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party will permit the Indemnifying Party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that (a) the counsel for Indemnifying Party who will conduct the defense of such claim or litigation will be reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may participate (but not control) in such defense at such Indemnified Party’s expense, and (c) the omission by any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced by such failure to give notice.  Except with the prior written consent of the Indemnified Party, the Indemnifying Party, in the defense of any such claim or litigation, will not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not completely release the Indemnified Party.  The Indemnified Party will not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party if the Indemnifying Party elects to assume the defense of such claim in accordance with this Section 10.2.  In the event that the Indemnifying Party does not promptly accept the defense of any matter as above provided and thereafter diligently conduct such defense, the Indemnified Party will have the full right to defend against any such claim or demand and will be entitled to settle or agree to pay in full such claim or demand and to recover any amounts paid plus all reasonable expenses (including attorneys' fees) from the Indemnifying Party.  In any event, if the Indemnifying Party promptly undertakes the defense of any claim and thereafter diligently conducts such defense, the Indemnifying Party and the Indemnified Party will cooperate in the defense of any claim or litigation subject to this Section 10.2 and the records of each will be available to the other with respect to such defense.

11.	LIMITATION OF LIABILITY; INSURANCE

11.1           Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, LOSS OF DATA, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT.  THE FOREGOING LIMITATIONS WILL NOT APPLY TO DAMAGES ARISING FROM A BREACH OF SECTION 6 OR AN AWARD OF ENHANCED DAMAGES AVAILABLE UNDER THE PATENT LAWS FOR WILLFUL PATENT INFRINGEMENT AND WILL NOT LIMIT EITHER PARTY’S INDEMNITY OBLIGATIONS TO ANY OTHER PARTY UNDER THIS AGREEMENT.

11.2           Essential Basis of Agreement. The Parties acknowledge and agree that the disclaimers, exclusions and limitations of liability set forth in this Section 11 form an essential basis of this Agreement, and that, absent any of such disclaimers, exclusions or limitations of liability, the terms of this Agreement, including, without limitation, the economic terms, would be substantially different.

11.3           Insurance.  For its development and commercialization activities, GLGC will be responsible for providing adequate insurance coverage in such amounts and subject to such deductibles as are prevailing in the industry from time to time, and provided that it is reasonably available at reasonable rates, GLGC shall maintain a minimum of an aggregate of [REDACTED] in general compensation liability insurance, an aggregate of [REDACTED] in product liability insurance prior to the start of a Phase III trial of a Development Candidate and an aggregate of [REDACTED] in product liability insurance as of the start of a Phase III trial of a Development Candidate.  GLGC will name MLNM as an additional insured on any such policies.

12.	REPRESENTATIONS AND WARRANTIES.

12.1           Mutual Representations.  Each Party represents and warrants that (i) it has the full right, power, and authority to enter into this Agreement and (ii) the execution, delivery, and performance of this Agreement by such Party shall not constitute or result in a violation, breach, or default under the terms of any indenture, agreement (written or oral), instrument, understanding, or other obligation or restriction to which each Party is a party or by which each is bound.

12.2           Disclaimer of Warranty.  THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS SECTION 12 AND ELSEWHERE IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY.

13.           NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery (with confirmation of delivery) or (c) sent by fax (with overnight delivery of copy) as follows:

(i)           if to GLGC:

Gene Logic, Inc.
610 Professional Drive
Gaithersburg, MD 20879
Fax: (301) 987-1876
Attention: Sr. Vice President/General Counsel

with a copy to:

Cooley Godward LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
Fax: (703) 456-8100
Attn: Ken Krisko

(ii)           if to MLNM:

Millennium Pharmaceuticals, Inc.
40 Landsdowne Street
Cambridge, MA 02139
Attention: Elvis Alonso

with a copy to:

Millennium Pharmaceuticals, Inc.
40 Landsdowne Street
Cambridge, MA 02139
Fax:  (617) 374-0074
Attention: General Counsel

or, in each case, at such other address as may be specified in writing to the other parties hereto.  All such notices, requests, demands, waivers and other communications will be deemed to have been received (x) if by personal delivery on the day after such delivery, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by overnight (with confirmation receipt) mail.

14.	GENERAL

14.1           Relationship of Parties.  The Parties hereto expressly understand and agree that the Parties are not joint venturers, partners or agents of each other.  Neither Party has the authority to bind, enter into contracts or make representation on behalf of the other Party.  Each Party is responsible for all of its employees and third parties it may use to perform on its behalf.

14.2           Choice of Law.  This Agreement shall be construed and the respective rights of the parties determined according to the substantive laws of the State of Delaware notwithstanding the provisions governing conflicts of laws under such Delaware law to the contrary.

14.3           Section 365(n) of the Bankruptcy Code.   All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

14.4           Severability.  If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances will not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

14.5           Binding Effect.  This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

14.6           Headings.  Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.7           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original.

14.8           Amendment, Waiver.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance.  The delay or failure of any party at any time or times to require performance of any provisions will in no manner affect the rights at a later time to enforce the same.  No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, will be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.9           No Third Party Beneficiaries.  No third party including any employee of any Party to this Agreement, will have or acquire any rights by reason of this Agreement.  Nothing contained in this Agreement will be deemed to constitute the parties partners with each other or any third party.

14.10                      Assignment and Successors.  This Agreement may be assigned by either Party to an Affiliate or in the case of a merger, reorganization or acquisition of all or substantially all of its assets or (in the case of GLGC) the assets related to GLGC’s DRS business.  Either Party may subcontract or assign part or all of its rights and obligations under this agreement to a third party with prior, advance written notice to the other Party.  Notwithstanding the previous sentence, if a Party seeks to subcontract or assign any rights or obligations related to the Development Candidates, the other Party may seek to block such subcontract or assignment by reasonably demonstrating, within thirty (30) days after receipt of notice, a material detrimental impact to the rights and obligations that are the subject of the proposed subcontract or assignment.

14.11                      Force Majeure.  Neither MLNM nor GLGC will be liable for failure or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of its obligations, if such failure or delay is due to nature disasters or any causes reasonably beyond the control of MLNM or GLGC.

14.12                      No Partnership.  It is expressly agreed that the relationship between GLGC and MLNM shall not constitute a partnership, joint venture or agency.  Neither GLGC nor MLNM shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

14.13                      Entire Agreement.  This Agreement, including any Schedules and Exhibits attached hereto (each of which is hereby incorporated herein by reference), sets forth the entire Agreement and undertaking between the Parties as to the subject matter hereof and supersedes all prior discussions and negotiations relating to the subject matter hereof.  No variation or amendment of this agreement shall bind either Party unless made in writing and agreed to in writing by duly authorized officers of both Parties.  Nothing in this Agreement is intended to amend or supersede any term of the Asset Purchase Agreement between the parties dated July 22, 2004 as amended June 29, 2006.

IN WITNESS WHEREOF this Agreement has been executed the day and year first above written, through their duly authorized representatives.

GENE LOGIC INC. By: /s/ Mark D. Gessler Name: Mark D. Gessler Title: President and Chief Executive Officer	MILLENNIUM PHARMACEUTICALS, INC. By: /s/ Anna Protopapas Name: Anna Protopapas Title: Senior V.P., Corporate Development

Schedule 1.15

MLN 4760 Program Documents

[REDACTED]

Schedule 1.17

MLNM Research Tool Patents

[REDACTED]

Schedule 1.23

Program Materials

[REDACTED]